Exhibit 99.01
For additional information contact:
Audra Bailey
Carrier Access
303.218.5455
abailey@carrieraccess.com
Carrier Access Receives Expected NASDAQ Deficiency Notice Related to
Late Filing of Its Q2 FY2005 Form 10-Q
BOULDER, CO — (Market Wire — Aug 19, 2005) — Carrier Access Corporation (NASDAQ: CACSE), a manufacturer of broadband communications equipment, today announced that, as anticipated, the Company has received a letter from the NASDAQ staff indicating that the Company has failed to timely file its Form 10-Q for the quarter ended June 30, 2005.
Carrier Access announced on May 20, 2005 that it was not in compliance with the filing requirements for continued listing on NASDAQ as required by NASDAQ Marketplace Rule 4310(c)(14) due to the Company’s inability to timely file its Form 10-K/A for the 2004 and Form 10-Q for Q1 2005. The Company sought an exception from the NASDAQ Listing Qualifications Panel for additional time to regain compliance with the NASDAQ listing requirements. The Company was notified that it was granted the exception provided that it files its amended annual report on Form 10-K/A on or before August 2, 2005, and its quarterly reports on Form 10-Q for the first and second quarters of 2005 by September 2, 2005.
The Company filed its Form 10-K/A on August 2, 2005 and is continuing to work diligently to complete and file its quarterly reports on Form 10-Q for the first and second quarters of 2005, to comply with applicable NASDAQ requirements for continued listing; however, there can be no assurance that the Panel will grant any additional exception or that the Company will be able to file its quarterly reports on Form 10-Q by September 2, 2005.
Notice Concerning Forward-Looking Statements
The statements above regarding the Company’s anticipated timing of filing its Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005 are forward-looking statements which are subject to risks and uncertainties. Readers are referred to the “Risk Factors” section of the Company’s Annual Report on Form 10-K/A dated August 2, 2005 and filed with the SEC, which identifies important risk factors that could cause actual results to differ from those currently expected by management or contained in any forward-looking statements. Risk factors include, among others, uncertainties regarding the timing of the Company’s completion of its Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2005, issues encountered in the completion of the first and second quarter 2005 quarterly reviews, and the continued adverse effect of developments in the telecommunications industry. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements at some point, the Company specifically disclaims any obligation to do so.
About Carrier Access Corporation
Carrier Access (NASDAQ: CACSE) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.